EXHIBIT 99.1

VIAVID
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Varian Biopharmaceuticals, Inc.

Merger with SPK

February 24, 2022

C O R P O R A T E P A R T I C I P A N T S

Sophie Ye Tao, CEO of SPK Acquisition Corporation

Philip Kwan, CFO of SPK Acquisition Corp.

Jeffrey Davis, CEO of Varian Biopharmaceuticals, Inc.

P R E S E N T A T I O N

Sophie Ye Tao

Good morning, I’m Sophie Ye Tao, CEO of SPK Acquisition Corporation. I would like to thank all of you for taking the time today to learn about SPK’s merger with Varian Biopharmaceuticals.

We at SPK are very excited to present this opportunity to you after looking at a number of potential companies for SPK to merge with. I think you will share our excitement about Varian Bio and the opportunity it presents for SPK shareholders.

Varian Bio is a precision oncology company, developing proprietary anti-cancer therapeutics addressing a potentially broad range of tumor types, including basal cell carcinoma, non-small cell lung cancer, pancreatic cancer, and many others. Additionally, the Company has assembled an experienced leadership team, and a world-class Scientific Advisory Board, and has a straightforward development plan and timelines on which to execute.

So, without further delay, it’s time to turn the meeting over to the Varian Bio team, and have them describe the Company, the technology, and the pathway to demonstrable value-creating milestones.

Before turning it over to the Varian team, our CFO Philip Kwan has a few words.

Philip Kwan

Thank you, Sophie, and I too would like to thank the listeners for taking time to learn about Varian Bio and the merger with SPK.

A copy of today’s press release and Varian Bio’s Corporate slide deck will be provided in a Current Report Form 8-K to be filed by SPK with the Securities and Exchange Commission and available at www.sec.gov. Additionally, SPK Acquisition Corp intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement and prospectus, and will file other documents regarding the proposed transaction with the SEC.

Before I turn the call over to Varian management, I need to remind our listeners that remarks made during today’s conference call will contain certain forward-looking statements that involve risks and uncertainties. Forward-looking statements on this call are made pursuant to the Safe Harbor Provisions of the Federal Securities Laws. Information contained in these forward-looking statements is based on current expectations and is subject to change and actual results may differ materially from forward-looking statements. Some of the factors that cause actual results to differ are discussed in the reports that will be filed with the SEC.

With that said, it is now my pleasure to introduce Mr. Jeffrey Davis.

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Jeffrey Davis

Thank you Philip.

I’d like to thank the SPK Management team for the introduction, and I would like to thank the listeners for taking time to learn about Varian Biopharmaceuticals, its novel Protein Kinase Inhibitor portfolio, its leadership team, and SAB, some of the pre-clinical evidence to date, and our development plans.

I too would like to remind listeners that I’ll be making forward-looking statements, and I refer you to filings by SPK on www.sec.gov for a discussion of risk factors.

Today, I’m going to cover a lot of ground with this investor slide deck in a short period of time, and this presentation has a lot of detailed scientific information in it, and it isn’t always easy to digest in a short 20-to-30-minute call. But I want you to know that we’re going to make ourselves available to you to discuss our science and our plans over the next couple months as this transaction winds its way through regulatory steps.

But I want to leave you with four key take-aways from this presentation, and I’m going to beg your indulgence up front, as I will repeat myself on these four key points.

Number 1. Varian Bio is developing a novel Protein Kinase Inhibitor. It targets a specific protein kinase, called atypical Protein Kinase C iota. The fact that it is novel and proprietary is key here, and I will briefly explain why.

If you look at drug development broadly, most recognize that oncology drugs as a segment of overall drugs, have been some of the most clinically and commercially successful drugs. And within the group of oncology drugs, there’s a class of drugs called Protein Kinase Inhibitors that have been particularly successful in the clinic, treating and helping patients. You can think of protein kinases as little molecular switches in your cells, that control cell growth, cell proliferation, cell death, movement, etc. Sometimes these switches become jammed, and cells divide and grow out of control, leading to cancer. So, it makes sense, that drugs that inhibit these switches, what I’m calling Protein Kinase Inhibitors, would be something to target.

When I said we have a novel inhibitor, I mean it two ways, first, its novel and proprietary, meaning its patented, protected and licensed exclusively to Varian Bio. Second, the target is novel. So, the human body is believed to have about 540 or so of these molecular switches, of which, only about 50 or so have been targeted, or druggable. The U.S. FDA has approved almost 50 of these, but that doesn’t mean it’s approved one of every druggable target. There are for example, multiple EGRF inhibitors, multiple VEGF inhibitors, HER2, JAK etc. So once one is approved, you have a lot of pharmas chasing after Number 2 or Number 3 or Number 4 in a class. What makes Varian Bio’s novel, is we’re targeting atypical Protein Kinase C iota, a unique target.

To Number 2 of the four key points, I want you to remember. Number 2 is that Varian is taking advantage of a well-developed pre-clinical package of information on our lead drug candidates. These compounds were developed by Cancer Research U.K., sometimes referred to by the initials CRUK. CRUK is a leading developer, and I believe they market themselves as the world’s largest independent cancer research charity. CRUK and its collaborators around the world have spent millions of dollars, and many years, developing what is now Varian’s portfolio of Protein Kinase C inhibitors.

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Dr. Peter Parker, a leader at CRUK, and the Francis Crick Institute and Kings College, has spent decades of his life identifying Protein Kinase C as a target in multiple tumor types, he’s broadly recognized as a leader in the field. Later in the presentation, I’ll show you some examples of the pre-clinical data that supports what we are doing in our development plan.

Now, Number 3 of the four key takeaways. We’ve assembled an experienced, global team of professional drug developers, scientists, and advisors, with expertise in key areas of all the drug development process, meaning CMC or Chemistry Manufacturing Controls, Non-clinical development, and planning, ClinReg expertise, and Intellectual property.

Dr. Jonathan Lewis, our Chief Medical Officer, has assembled and will continue to grow a global group of advisors that will assist and advise in the development of these assets. I believe the strength of our leadership team and advisors actually reflects a very high level of interest in our drug candidates.

Now for Number 4. Lastly, we have plan to get our lead formulation, at topical formulation of our novel Protein Kinase C Inhibitor, into first-in-man clinical trial for the treatment of Basal Cell Carcinoma. The regulatory process for small molecule kinase inhibitors is relatively straight forward, and we believe we know what will be required from a CMC, and IND-enabling non-clinical package to move this into the clinic.

So, to review the four key takeaway points: One, we have a proprietary Protein Kinase Inhibitor, and a novel target, Protein Kinase C.

Number 2, we are leveraging a well-developed package of pre-clinical information and data developed by Cancer Research U.K., and its global collaborators over years, and millions of dollars spent.

Three, we have an experienced leadership team and a world-class group of scientific advisors, and four, we have a straightforward plan to get our lead formulation into a first-in-man trial in Basal Cell Carcinoma.

The next few slides are science heavy, and we don’t need to spend an excessive amount of time on this call, but I will point out a few key points.

This slide speaks to the scientific rational for what we at Varian are doing. Again, like my point one, atypical Protein Kinase C iota, has been identified as an oncogene. The mechanism, or mechanisms, of action are well studied, and published. Again, we licensed an advanced pre-clinical data package, and believe we can ultimately achieve tumor inhibition in a number of different tumor types.

Dr. Lewis, and advisors such as Dr. Peter Parker, are particularly focused on identification of relevant biomarkers for our programs, and how these biomarkers can potentially be predictive of outcomes, and helpful in patient identification and target involvement. Varian intends to do a significant amount of pre-clinical work in this area as well.

This slide shows what is known as the hedgehog pathway, implicated in a number of tumor types, especially Basal Cell Carcinoma. By directly targeting atypical Protein Kinase C and Gli-1, Varian believes its topical VAR-101 may offer the potential to limit toxicity and resistance that is observed in some of the oral smoothened or SMO inhibitors in the market.

This next slide gets to my take-away point number 2, the pre-clinical package and data licensed from Cancer Research U.K. The key attributes of our lead compounds have come from years, and millions of dollars of development work by CRUK and its global collaborators. These molecules were rationally designed via medicinal chemistry, SAR, which stands for Structure Activity Relationship analysis and in vitro and in vivo testing with the goal of identifying one or more, and we actually have a portfolio of PKC inhibitors that are potent, selective, and have what is believed to be an acceptable toxicity profile in large and small animal models to date.

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Our development pipeline is reflected in Slide 10. As stated previously, we’re focused on our topical formulation, which we call VAR-101, for the treatment of Basal Cell Carcinoma. We are working on several fronts, CMC, non-clinical test planning and scheduling, some biomarker development as we begin to engage with Clinical Research Organizations, or CROs, on the management of the first-in-man trial.

We also plan to develop VAR-102, our oral formulation for advanced solid tumors as close behind as possible given our available resources. We believe there is considerable evidence that VAR-102 will be active in a number of solid tumors, such as non-small cell lung cancer, pancreatic cancer, ovarian, colorectal, and potentially others. Our Scientific Advisory team is especially interested in advancing the oral formulation to the clinic.

And lastly, there is a scientific rationale, and some initial published studies, suggesting a PKC inhibitor like our VAR-102 may have clinical utility in hematological malignancies, such as AML. In this area we would look at certain combination therapies as well, such as our drug candidate in combination with HDAC inhibitors.

Now we’ll review some pre-clinical information.

As I’ve stated earlier, there’s a large and growing body of scientific evidence and publications supporting PKC and Gli-1 inhibition in Basal Cell Carcinoma. These are but a small selection of available scientific publications. Now is probably a good time to mention that we have a list of these publication references on our website, at www.varianbio.com.

The data in the chart on the left shows dose dependent tumor inhibition of our active agent in a standard Basal Cell Carcinoma cell line. The bar charts on the right, there are two sets shown, one at six hours and one a 24 hours post treatment, show a dose dependent knock down of the very important biomarker, Gli-1. Each bar, noted with a CRT number are different PKC inhibitors in our portfolio. Our lead is marked as VAR-101 in the columns on the right side, and it shows at the highest concentration, the 10 micromolar concentration, a complete knockdown below level of detection at 24 hours.

As mentioned previously, we are currently working on CMC and QA/QC, doing manufacturing, formulation and progressing to GLP and GMP manufacturing. In parallel, we’re developing the non-clinical study plan, so that we can complete the IND enabling studies as fast as our CRO partners can manage. Our goal is to be in a position to file an IND application or the equivalent in the U.K., or possibly Australia, within a 12-month timeframe.

Now to talk about the commercial opportunity.

Skin cancers are the most common cancer in all human beings, and approximately 80% of all skin cancers are Basal Cell Carcinoma. In the U.S. alone, there are 4.3 million cases of Basal Cell Carcinoma diagnosed each year, and more than one million of these cases progresses to Mohs surgery. This surgery is expensive, time consuming and can be disfiguring, and in fact, it is the fifth most costly cancer for the U.S. Medicare system.

Mohs surgery is a procedure to treat all forms of skin cancer, including BCC. During Mohs surgery, thin layers of cancer-containing skin are progressively removed and examined under a microscope and these thin layers are removed and examined until only cancer-free tissue remains. As I stated, this surgery can be painful, and disfiguring, and in the case shown on this slide, it may require some complex reconstructive surgery.

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Our belief, certainly in a time of COVID when no one wants to be in a hospital setting, or are unable to be in a hospital, is that most patients would use a topical treatment option, especially if it shows to be efficacious in reducing or eliminating the lesion or reducing the size of the lesion thereby allowing for a less complex, and perhaps easy, faster and less painful Mohs surgery. Basal Cell Carcinomas are known to be slow growing, so our treatment can be used in a neoadjuvant setting while a patient is awaiting a Mohs surgery appointment.

Now we’ll look at some information on VAR-102 in solid tumors.

In a manner analogous to our VAR-101 situation, there is an ever-increasing body of scientific evidence showing how activation of atypical Protein Kinase C iota is critical for tumor growth in non-small cell lung cancer, pancreatic cancer, ovarian cancer, and many other types. This flow of scientific data and publications is continuing to this day. We here at Varian are happy to share some of these publications with you upon request, or at least the reference if desired.

The left side of this slide is from the referenced article in Cancer Cell from August 2019, which talks to both PKCi to dependent and independent lung cancer pathways. Varian intends to pursue a basket of advanced solid tumors in our Phase 1 trial. Again, there will be a focus on using biomarkers for target involvement and patient selection, and target indications include non-small cell lung cancer, colorectal, pancreatic and others.

Again, remember from the beginning of the presentation, Point 1 is a novel target and Point 2 is the well advanced pre-clinical package. Well included in that package was this evidence of anti-tumor activity of the active in our VAR-101 and VAR-102, showing a dose dependent reduction in tumor volume, or tumor growth inhibition, in a non-small cell lung cancer xenograft mouse model.

Again, Point 2, the advanced preclinical package of data and other information included a variety of PK, or pharmacokinetic, data on our lead compound in mice, rats, dogs, and non-human primates. So, we have the data that will inform and guide our non-clinical studies that will be forthcoming.

This slide speaks to milestones and news flow over the next six to eight fiscal quarters. Clearly this year, broadly speaking, our goal is to do all the CMC and non-clinical activities necessary to be in a position to file an IND or international equivalent in the next nine to 12 months. This includes planning and executing all the non-clinical studies, and engaging with CROs to plan the first-in-man trials, writing the investigator brochures, protocol, etc. As much as we can pull the VAR-102 oral formulation along with the VAR-101 topical formulation, we will endeavor to do that, and it is likely that some of the CMC activity and early pre-clinical work may be applicable across both product programs.

There’s an interesting valuation comparable reflected on this page, which we believe to be relevant to what Varian is trying to achieve. A company called Pellepharm developed a topical smoothened, or SMO, inhibitor to treat a related condition called Gorlin syndrome which is a rare disease. This is a genetic condition, and a much smaller patient population. But Pellepharm developed a topical SMO inhibitor, ran a Phase 1 trial in a small number of patients, I believe it was approximately 25 patients in the active arms. Upon seeing a solid signal of activity in this Phase 1 trial, the company was able to sign a large partnership transaction with a leading European dermatology company.

Varian’s portfolio of intellectual property includes over 60 issued patents, both U.S. and foreign counterparts, with both composition of matter and method of use patents. We have a U.S. based IP firm working with us and we expect to file additional patents as we progress with formulation development and undergo certain studies.

I’ll turn it back to SPK Management to talk about the transaction.

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Philip Kwan

Thank you Jeff.

SPK is a special purpose acquisition company that raised approximately $50.9 million in its IPO on June 2021. As per the definitive merger agreement, SPK will acquire Varian Biopharmaceuticals, Inc. for stock consideration valued at $45 million. After the closing of the transaction, the combined company, which will operate under the name Varian Biopharma, Inc., is expected to receive approximately $47 million in pro forma cash to fund operations, assuming no redemptions. The Company will be led by existing Varian Bio leadership, and an expanded Varian Bio Board of Directors.

Net proceeds of the transaction are expected to fund clinical development of VAR-101 and VAR-102, with a cash runway into 2024.

Subject to NASDAQ confirmation, the Company is expected to trade on NASDAQ under the ticker VBIO at closing.

In reviewing the transaction overview, SPK has $50.9 million in trust with an equity rollover of $45 million for Varian Bio, and SPK’s sponsor having $15.3 million and SPK public rights of $5.1 million, totaling $116.3 million from the sources.

Looking at the uses, two items that stand out are the net cash to Varian Bio’s balance sheet of approximately $47.1 million and assumed transaction expenses of $3.8 million. The $47 million in net proceeds, however, assumes no investor redemptions of amounts from the SPK Trust Fund. This assumption is not necessarily indicative of what have been realized by other similar SPAC transactions and at this point in time we cannot offer assurances as to the amount that will be yielded from the Trust.

On a proforma basis equity value of the Company is $116.3 million with a proforma enterprise value of $69.2 million. In the area of proforma ownership, Varian Bio’s shareholders will hold 38.7% of the Company, the SPK public shareholders will hold 48.2% and the SPK sponsor will hold 13.1% of the Company. The proforma ownership estimates also assume that SPK shareholders will not request redemption of any of their shares.

At this time, I’ll turn it back to Mr. Jeff Davis for concluding remarks.

Jeffrey Davis

On behalf of the all the stakeholders in the Varian Bio NSPK, I want to thank you for participating in today’s investor conference call.

We are excited about the technology, the team, and the plans for Varian’s proprietary anti-cancer drug candidates. Again, as I mentioned earlier, I’d like to leave you with the four key takeaway points about the Varian Bio investment opportunity.

One, Varian has a novel, proprietary Protein Kinase Inhibitor. Protein Kinase Inhibitors have been one of the most clinically successful segments of the cancer drug sector. and our compounds target a novel protein kinase, atypical Protein Kinase C iota, that has been implicated in a wide range of tumor types.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Two, Varian acquired a well advanced pre-clinical package, that was developed over years by Cancer Research U.K. and its global collaborators.

Three, Varian has assembled, and will continue to grow, a team of scientists, advisors, oncologists, and subject matter experts to advance in moving these drug candidates along the development pipeline.

And four, we have plans for both VAR-101, our topical formulation and VAR-102, our oral formulation of our lead atypical Protein Kinase C Inhibitor to get them both in first-in-man clinical trials as fast as possible.

I thank you for your time and I look forward to speaking with you again. Please feel free to reach out to me directly at jdavis@varianbio.com, or our general investor relations email address IR@varianbio.com to set up a time for a one-on-one discussion, which could include our Chief Medical Officer, Dr. Jonathan Lewis.

Thank you again for your time.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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